Exhibit 10.29

Ply Gem Industries, Inc.
5020 Weston Parkway, Suite 400
Cary, N.C. 27513

November 11, 2011

Shawn K. Poe
122 Westongate Way
Cary, NC 27513

Re:           Retention Bonus Award

Dear Shawn:

Ply Gem Industries, Inc. (the “Company”) considers it essential to the best interests of the Company and its stockholders to reinforce and encourage your continued attention and dedication to your duties to the Company as its Chief Financial Officer.  The Company is aware that you will be required to continue to devote a significant amount of time and energy to the performance of such duties over the coming years, prior to your retirement from the Company.  The Board of Directors of the Company (the “Board”) and the Compensation Committee of the Board have determined that it is in the best interests of the Company and its stockholders to pay you a retention bonus award to both reward you for the services you have provided to the Company and to incentivize you to continue to provide your undivided dedication and attention to your duties to the Company.

This letter agreement sets forth the terms and conditions of the payment by the Company to you of the retention bonus award described herein.

Subject to the terms of this letter agreement, you shall be entitled to receive a one-time, lump-sum cash retention bonus (the “Retention Bonus”) of $700,000.  The Retention Bonus will vest and be paid on December 31, 2014 (the “Payment Date”).  You must be employed by the Company on the Payment Date to receive the Retention Bonus.  Notwithstanding the foregoing, in the event that you die or become Disabled (as defined below) prior to the Payment Date, the Company shall pay you a pro-rated portion of the Retention Bonus (the “Pro-Rated Retention Bonus”), in an amount equal to (x) the Retention Bonus multiplied by (y) a fraction, the denominator of which is 1,096 and the numerator of which is the number of days that you were employed by the Company during the period beginning on January 1, 2012 and ending on the date of termination of your employment due to your death or becoming Disabled.

For purposes of this letter agreement, you shall be considered “Disabled” in the event that you suffer any illness or disability, the nature of which as to render you incapable of performing your duties and responsibilities for the Company for a period of six (6) consecutive months or for an aggregate of twelve (12) months within any consecutive eighteen (18) month period.  If there is a dispute as to whether you are or were incapable of performing your duties and responsibilities for the Company, such dispute shall be submitted for resolution to an independent licensed physician chosen by the Company.  If such a dispute arises, you shall submit to such examinations and shall provide such information as such physician may request, and the determination of the physician shall be released to the Company and, as to your physical or mental condition, shall be binding and conclusive.

Notwithstanding any of the provisions of this letter agreement, the Company shall not be obligated to pay the Retention Bonus or the Pro-Rated Retention Bonus and may defer the Retention Bonus or the Pro-Rated Retention Bonus, as applicable, if there exists and is continuing a default or an event of default (or, if the Company does not have sufficient cash to consummate the Retention Bonus or the Pro-Rated Retention Bonus, as applicable, causing its subsidiaries to distribute or advance the required funds) on the part of the Company or any of its subsidiaries under any guarantee or other agreement under which the Company or any of its subsidiaries has borrowed money or if such payment would constitute a breach of, or result in a default or an event of default (with or without the giving of notice or passage of time or both) on the part of the Company or any of its subsidiaries under, any such guarantee or agreement, or if the payment of the Retention Bonus or the Pro-Rated Retention Bonus, as applicable (or, if the Company does not have sufficient cash to consummate the payment, causing its subsidiaries to distribute or advance the required funds) would not be permitted under any applicable laws.  If the Company is unable to pay the Retention Bonus or the Pro-Rated Retention Bonus, as applicable, in accordance with the preceding sentence, the Company shall pay the Retention Bonus or the Pro-Rated Retention Bonus, as applicable, as soon as possible, with interest at the prime rate offered by the Company’s principal lending institution, as in effect from time to time.

You and the Company acknowledge that you intend that the compensation set forth in this letter agreement either is not governed by or is in compliance with Section 409A of the Code; however, owing to the uncertain application of Section 409A of the Code, the Company agrees to use its reasonable best efforts such that no earlier and/or additional taxes will arise under Section 409A of the Code as a result of the compensation payable to you under this letter agreement.

The terms of this letter agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

This letter agreement may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles which could cause the laws of another jurisdiction to apply.

The Company may withhold from the Retention Bonus or the Pro-Rated Retention Bonus, as applicable, such federal, state and local income and employment taxes as may be required to be withheld pursuant to any applicable law or regulation.

This letter agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof.  The parties acknowledge that any statements or representations that may have been made heretofore regarding the terms and matters dealt with in this letter agreement are void and have no effect and that neither party has relied thereon.

Your rights to the Retention Bonus or the Pro-Rated Retention Bonus may not be assigned, transferred, pledged or otherwise alienated, other than by will or the laws of descent and distribution.

This letter agreement is binding on a successor to the business of the Company in any change in control transaction, whether by stock purchase, asset purchase, merger or otherwise.  The Company shall use its reasonable best efforts to cause any such successor to expressly agree in writing to assume this letter agreement.

Nothing in this letter agreement shall be deemed to entitle you to continued employment with the Company.

Neither the Retention Bonus nor the Pro-Rated Retention Bonus shall be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements of the Company, except to the extent expressly provided therein or herein.

This letter agreement is not intended to result in any duplication of payments or benefits to you and does not give you any right to any compensation or benefits from the Company except as specifically stated in this letter agreement.

Kindly sign this letter agreement in the space indicated below at which time this letter agreement shall become a binding agreement between you and the Company, enforceable in accordance with its terms.

[signature page follows]

2

Ply Gem Industries, Inc.

By: /s/ Gary E. Robinette
Name: Gary E. Robinette
Title: President and Chief Executive Officer

Accepted and Agreed to:

By: /s/ Shawn K. Poe
Shawn K. Poe